Exhibit 99.2

News Release AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Barbara Brungess
610-727-7199
bbrungess@amerisourcebergen.com
AmerisourceBergen Acquires IntrinsiQ, LLC
VALLEY FORGE, PA, September 6, 2011 — AmerisourceBergen Corporation (NYSE: ABC) today announced that it has completed the acquisition of IntrinsiQ, LLC, a leading provider of informatics solutions that help community oncologists make treatment decisions for their patients, for a purchase price of $35 million in cash. The acquisition is expected to be immaterial to the Company’s fiscal year 2011 earnings.
IntrinsiQ will become part of ION Solutions, which is a unit of AmerisourceBergen Specialty Group. The combination of IntrinsiQ’s software applications and ION Solutions’ existing oncology technology platform will enhance the Company’s proprietary data offerings to both physicians and manufacturers. IntrinsiQ’s IntelliDose® software will augment ION Solutions’ existing clinical, practice management and reimbursement tools to help ensure oncologists make the correct clinical dosing decisions. The additional informatics will provide practices with the intelligence they need to continue to improve patient health outcomes.
“The addition of IntrinsiQ’s best in class informatics to ION Solutions’ market leading portfolio of tools and services demonstrates our ongoing commitment to providing superior value to community oncology,” stated James Frary, President of AmerisourceBergen Specialty Group. “Oncologists need strategic partners that can capture actionable intelligence, and the IntelliDose software and other tools will strengthen our customers’ ability to meet the challenges in today’s healthcare market.”
“The oncology specialty market has grown incredibly complex, as doctors have more therapeutic options and face mounting pressure to run the safest, most efficient practice possible,” said Jeff Forringer, Chief Executive Officer of IntrinsiQ. “For more than a decade, we’ve assisted practices in achieving high clinical benchmarks. By joining ION Solutions, we can provide customers with even more insight, expertise and solutions that help improve oncology care.”

News Release
About ION Solutions and AmerisourceBergen
A part of AmerisourceBergen Specialty Group, ION Solutions provides technologies, resources and expertise to community-based oncologists to help improve clinical and operational management. Information on ION Solutions can be found at www.iononline.com AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With $80 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #27 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.
Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale and purchase of pharmaceutical products or any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to continue to implement an enterprise resource planning (ERP) system to handle business and financial processes and transactions (including processes and transactions relating to our customers and suppliers) of AmerisourceBergen Drug Corporation operations and our corporate functions as intended without functional problems, unanticipated delays and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including changes and/or potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing and service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.
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